Exhibit 99.2

China Security Signs $43 Million in New Contracts during the Fourth Quarter

SHENZHEN, China, January 8 -- China Security & Surveillance Technology, Inc. ("China Security") (OTC Bulletin Board: CSCT), a leading provider of digital surveillance technology in China, announced today that it signed 58 new contracts during the fourth quarter, which ended December 31, with a total aggregate contract value of approximately $43 million. Recent contract wins cover installations for various projects, customers and initiatives located throughout China. The company expects to recognize the majority of the revenue from these contracts during the first quarter of 2007. The revenues generated from these contracts are exclusive of revenue contributions from the Company’s wholly owned subsidiary, Cheng Feng..

During 2006, the Company secured 13 Safe City-wide Projects and Cyber Café sites spanning 16 cities. Each Safe City-wide and Cyber Café Project covers multiple installations and contracts with demand stemming from government initiatives to build a more stable and safer society. More specifically, new contracts included first time sales related to railway and factory security installations, representing an expansion of the Company’s addressable market. Direct product sales were estimated to make up approximately 10% of the announced total contract value. Solution sales to government customers accounted for 50% of the contract value while corporate customers represent the remaining 40%.

“We continued to witness an acceleration in new contract wins during the forth quarter, as we prudently utilize our broad national presence and distribution points to capitalize on strong demand for our products and services,” commented Mr. Guo Shen Tu, Chief Executive Officer of China Security. “Driven by both global and local incidents, government and private entities are recognizing and embracing the need to have ample security and surveillance systems. In addition, regulatory mandates such as the State Ordinance 458 and the Public Security’s 3111 projects, which were both initiated during 2006, will continue to drive demand for our systems and solutions in China. We believe China Security is properly positioned to capture future business from an expanding base of new customers.”

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security through its subsidiaries manufactures, distributes, installs and maintains security and surveillance systems throughout the PRC. China Security has a manufacturing facility located in Shenzhen and a R&D facility which leverages an exclusive collaboration agreement with Beijing University. In addition, China Security has built a diversified customer base through its extensive sales and service network that includes 37 points of presence throughout the PRC. To learn more about China Security, visit their website at: http://www.csstf.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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Company Contact:	Investor Contact:
Terence Yap	Matthew Hayden at Hayden Communications
(646) 713-4888	(858) 704-5065
terence@goldengroup.cn	matt@haydenir.com